Exhibit 10.1

Piedmont Announces Promotion of Alex Valente to Co – Chief Operating Officer

ATLANTA– February 3, 2026 – Piedmont Realty Trust (the “Company” or “Piedmont”) (NYSE: PDM) announced today that it has promoted Alex Valente to Co- Chief Operating Officer, working alongside George M. Wells, to oversee all property management and asset management areas of the Company. Mr. Valente, who has most recently served as Executive Vice-President of Piedmont’s Southeast Region, has been with the Company for almost 20 years and has been responsible for leasing, asset management, construction, and redevelopment activities for numerous assets throughout the Company’s portfolio during his tenure, including negotiating leases with some of the Company’s largest tenants. In his new role, Mr. Valente will lead new operational initiatives across the firm as well as oversee substantially all of the Company’s Eastern portfolio comprised of approximately nine million square feet located in Atlanta, Orlando, Northern Virginia/DC, and Boston.

Commenting on Mr. Valente’s promotion, C. Brent Smith, said, “We are very fortunate to have experienced, collaborative leaders like Alex within the organization who are well respected across the commercial real estate industry. I am excited about the ideas and energy that I know he will bring to his new responsibilities and congratulate him on this well-deserved recognition of his many years of valuable contributions to Piedmont.”

About Piedmont Realty Trust

Piedmont Realty Trust™ (NYSE: PDM), is a fully integrated, self-managed real estate investment company focused on delivering an exceptional office environment. As an owner, manager, developer and operator of approximately 16 MM SF of Class A properties across major U.S. Sunbelt markets, Piedmont Realty Trust is known for its hospitality-driven approach and commitment to transforming buildings into premier “Piedmont PLACEs” that enhance each client’s workplace experience.

Contact: Sarah Heimlich
Company: Piedmont Realty Trust
Phone: 770 418 8800
Email: Investor.relations@Piedmontreit.com